10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET: FOR RELEASE: DATE:	MCBC Immediate April 25, 2013

Macatawa Bank Corporation Reports
First Quarter 2013 Results

Holland, Michigan, April 25, 2013 – Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the first quarter of 2013, continuing its trend of improvement in key operating metrics and financial performance.

●	Earnings of $2.5 million in the first quarter of 2013, or $3.6 million before tax compared to $4.5 million before tax in the first quarter of 2012
●	By comparison, the first quarter of 2012 was favorably impacted by an unusually large loan recovery of $4.4 million
●	The Bank was released from its Memorandum of Understanding with its regulators effective April 12, 2013
●	Continued improvement in loan portfolio quality – nonperforming loans down 40% from the first quarter of 2012
●	Significant reduction in costs associated with nonperforming assets – down 69% from the first quarter of 2012
●	Net loan recoveries of $498,000 for the first quarter of 2013 – net loan recoveries in three of the last five quarters
●	Strong retail banking results – continued high mortgage loan origination volumes
●	Net interest margin compression in the first quarter of 2013 due to competitive loan pricing pressure

Macatawa reported net income available to common shares of $2.5 million, or $0.09 per diluted share, in the first quarter of 2013 compared to net income available to common shares of $4.5 million, or $0.17 per diluted share, for the first quarter of 2012.

On April 12, 2013, the Federal Deposit Insurance Corporation (“FDIC”) and the Michigan Department of Insurance and Financial Services (“DIFS”; formerly known as the Michigan Office of Financial and Insurance Regulation), the primary banking regulators of the Bank, notified the Bank that the Bank’s Memorandum of Understanding (“MOU”) with the FDIC and DIFS had served its purpose and was released.

"The Company's results for the first quarter 2013 reflect solid improvement in our core business performance," said Richard L. Postma, Chairman of the Board of the Company.  "Our earnings on a pre-tax, pre-provision for loan losses basis were better this first quarter of 2013 compared to the first quarter of the prior year.  At December 31, 2012, we reversed our deferred tax asset valuation allowance, so the first quarter 2013 results are shown net of tax.  This effects comparability to the first quarter 2012.  Also in the first quarter 2012, we received a large recovery on a previously charged off loan, resulting in an unusually large negative provision for loan losses in that quarter.  Considering these items, the first quarter 2013 shows a strong improvement over the first quarter 2012 results."

Mr. Postma continued: "Our retail banking efforts have continued to pay off with high volumes of residential mortgage originations, resulting in $825,000 in gains on sales of loans in the first quarter 2013, compared to $471,000 for the same period in 2012.  We also reduced our noninterest expenses significantly, led by reductions in nonperforming asset expenses, which dropped from $3.1 million in the first quarter 2012 to $1.0 million in the first quarter of 2013.  We continued to show improvement in our asset quality and regulatory capital measures in the first quarter 2013.  Our regulatory capital ratios at March 31, 2013 were at the highest levels in Company history.  With the release of the MOU, the Bank is no longer subject to any regulatory order and has returned to a normal regulatory operating environment.  This is a culmination of hard work by the Bank’s employees and directors as we implemented changes to our controls, procedures, and credit culture.  The release of the MOU changes our FDIC assessment category and will significantly reduce our FDIC insurance expense going forward.”

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Macatawa Bank Corporation 1Q Results / page 2 of 4

Mr. Postma concluded: "We are pleased with these improvements in our operating performance, but more progress must be made.  We  will continue to work on further reducing our nonperforming assets to acceptable levels.  We will also continue to deploy excess liquidity on our balance sheet into higher yielding assets, such as investment securities and loans to customers in the markets we serve.  We expect these efforts to further reduce our costs and enhance revenue, with the objective of producing more consistent core earnings for our shareholders."

Operating Results
Net interest income for the first quarter 2013 totaled $10.5 million, a decrease of $485,000 from the fourth quarter 2012 and a decrease of $798,000 from the first quarter 2012.  Net interest margin was 3.14 percent, down 12 basis points from the fourth quarter 2012, and down 18 basis points from the first quarter 2012.  The net interest income and margin decreases are due primarily to reduced yields from the loan portfolio resulting from the low level of market interest rates and significant competitive loan pricing pressures.

Average interest earning assets for the first quarter 2013 increased $16.9 million from the fourth quarter 2012 and were down $1.6 million from the first quarter 2012.

Non-interest income increased $152,000 in the first quarter 2013 compared to the fourth quarter 2012 and increased $252,000 from the first quarter 2012, primarily due to increases in gains on sales of mortgage loans resulting from improved loan origination volume.

Non-interest expense was $11.6 million for the first quarter 2013, compared to $12.9 million for the fourth quarter 2012 and $14.1 million for the first quarter 2012.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $1.0 million compared to the fourth quarter 2012 and were down $2.1 million compared to the first quarter 2012. FDIC insurance assessments declined $239,000 compared to the first quarter 2012 due to the reduction in total assets of the Bank and the termination of the Bank's Consent Order effective March 2, 2012.  Salaries and benefits were down $127,000 compared to the fourth quarter 2012 due to increased expense associated with medical insurance in the fourth quarter 2012 and were up $74,000 compared to the first quarter 2012 due the reinstatement of the 401(k) plan matching contributions in the first quarter of 2013.

Federal income tax expense was $1.1 million for the first quarter 2013 compared to a benefit of $21.2 million for the fourth quarter 2012 and $0 expense for the first quarter 2012.  The Company reversed its deferred tax asset valuation allowance at December 31, 2012 resulting in the large benefit in the fourth quarter 2012.  Before this reversal, under accounting standards, the Company’s results reflected no tax provisions.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, and the reduction in historical loss ratios, a negative provision for loan losses of $750,000 was recorded in the first quarter 2013.  Net loan recoveries for the first quarter 2013 were $498,000, compared to fourth quarter 2012 net charge-offs of $2.0 million and first quarter 2012 net loan recoveries of $1.4 million.  Total loans past due on payments by 30 days or more amounted to $6.6 million at March 31, 2013, down from $7.9 million at December 31, 2012, and down sharply from $8.9 million at March 31, 2012.

The allowance for loan losses of $23.5 million was 2.23 percent of total loans at March 31, 2013, compared to 2.26 percent of total loans at December 31, 2012, and 2.78 percent at March 31, 2012.    The coverage ratio of allowance for loan losses to nonperforming loans continued grow and exceed 1-to-1 at 165.70 percent as of March 31, 2013, compared to 148.34 percent at December 31, 2012, and 125.36 percent at March 31, 2012.

At March 31, 2013, the Company's nonperforming loans were $14.2 million, representing 1.35 percent of total loans, the lowest level since the second quarter of 2007.  This compares to $16.0 million (1.52 percent of total loans) at December 31, 2012, and $23.5 million (2.22 percent of total loans) at March 31, 2012.  Other real estate owned was $51.6 million at both March 31, 2013 and December 31, 2012, compared to $66.2 million at March 31, 2012. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $24.0 million, or 26.7 percent, from March 31, 2012 to March 31, 2013.

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Macatawa Bank Corporation 1Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Commercial Real Estate	$4,673	$7,255	$9,046	$11,117	$12,357
Commercial and Industrial	8,781	7,657	7,206	6,173	9,188
Total Commercial Loans	13,454	14,912	16,252	17,290	21,545
Residential Mortgage Loans	298	447	771	978	1,503
Consumer Loans	422	644	339	611	446
Total Non-Performing Loans	$14,174	$16,003	$17,362	$18,879	$23,494

Residential Developer Loans (a)	$2,265	$3,157	$5,183	$5,830	$8,172

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $65.8 million, or 4.36 percent of total assets, at March 31, 2013.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Non-Performing Loans	$14,174	$16,003	$17,362	$18,879	$23,494
Other Repossessed Assets	22	6	4	0	9
Other Real Estate Owned	51,593	51,582	57,778	62,046	66,236
Total Non-Performing Assets	$65,789	$67,591	$75,144	$80,925	$89,739

Balance Sheet, Liquidity and Capital
Total assets were $1,507.4 million at March 31, 2013, a decrease of $53.3 million from $1,560.7 million at December 31, 2012 and an increase of $4.4 million from $1,503.0 million at March 31, 2012.  Total loans were $1,051.0 million at March 31, 2013, a decrease of $1.3 million from $1,052.3 million at December 31, 2012 and a decrease of $6.9 million from $1,059.9 million at March 31, 2012.

Commercial loans decreased by $6.0 million during the first quarter 2013, partially offset by increases of $4.6 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans were reduced by $5.4 million, as the Company continued its efforts to reduce exposure in these segments, and commercial and industrial loans decreased by $555,000 during the first quarter 2013.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Construction and Development	$88,670	$94,621	$95,322	$99,271	$101,355
Other Commercial Real Estate	408,860	408,338	420,105	432,662	443,023
Commercial Loans Secured by Real Estate	497,530	502,959	515,427	531,933	544,378
Commercial and Industrial	259,145	259,700	218,839	221,628	228,768
Total Commercial Loans	$756,675	$762,659	$734,266	$753,561	$773,146

Residential Developer Loans (a)	$45,598	$53,847	$51,653	$56,756	$61,200

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

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Macatawa Bank Corporation 1Q Results / page 4 of 4

Total deposits increased to $1,231.4 million at March 31, 2013, up $16.9 million from $1,214.5 million at March 31, 2012 and were down $54.9 million from $1,286.3 million at December 31, 2012 due to normal seasonal activity.  Balances in checking, savings and money market accounts grew by over 12% on an annualized basis compared to the first quarter of 2012.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's regulatory capital ratios continued to improve in the first quarter 2013.  At March 31, 2013, all of the regulatory capital ratios for Macatawa Bank were maintained at levels comfortably above those required to be categorized as "well capitalized" under applicable regulatory capital guidelines.  Further, the Company and the Bank's risk based regulatory capital ratios at March 31, 2013 were at their highest levels in Company history.  The Bank was categorized as "well capitalized" at March 31, 2013.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as "will," "trend," "continue," "believe," "expect," "should," "improving," "objective," "efforts," "further," "going forward" and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of profitability, our ability to deploy excess liquidity on our balance sheet, our ability to reduce costs and enhance interest income, our ability to produce consistent core earnings, and our ability to reduce nonperforming assets to an acceptable level.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Quarter Ended
	March 31
EARNINGS SUMMARY	2013	2012
Total interest income	$12,433	$14,099
Total interest expense	1,950	2,818
Net interest income	10,483	11,281
Provision for loan losses	(750)	(3,600)
Net interest income after provision for loan losses	11,233	14,881

NON-INTEREST INCOME
Deposit service charges	913	795
Net gains on mortgage loans	825	471
Trust fees	588	609
Other	1,637	1,836
Total non-interest income	3,963	3,711

NON-INTEREST EXPENSE
Salaries and benefits	5,794	5,720
Occupancy	946	971
Furniture and equipment	749	828
FDIC assessment	471	710
Administration and disposition of problem assets	961	3,058
Other	2,660	2,820
Total non-interest expense	11,581	14,107
Income before income tax	3,615	4,485
Income tax expense	1,142	-

Net income	$2,473	$4,485
Dividends declared on preferred shares	-	-
Net income available to common shares	$2,473	$4,485

Basic earnings per common share	$0.09	$0.17
Diluted earnings per common share	$0.09	$0.17
Return on average assets	0.66%	1.20%
Return on average equity	7.50%	18.78%
Net interest margin	3.14%	3.32%
Efficiency ratio	80.17%	94.10%

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
	2013	2012	2012	2012	2012
EARNINGS SUMMARY
Net interest income	$10,483	$10,968	$13,892	$11,322	$11,281
Provision for loan losses	(750)	(500)	(1,250)	(1,750)	(3,600)
Total non-interest income	3,963	3,811	4,106	4,000	3,711
Total non-interest expense	11,581	12,903	12,388	13,886	14,107
Federal income tax expense (benefit)	1,142	(18,858)	275	-	-
Net income	2,473	21,234	6,585	3,186	4,485
Dividends declared on preferred shares	-	-	-	-	-
Net income available to common shares	$2,473	$21,234	$6,585	$3,186	$4,485

Basic earnings per common share	$0.09	$0.78	$0.24	$0.12	$0.17
Diluted earnings per common share	$0.09	$0.78	$0.24	$0.12	$0.17

MARKET DATA
Book value per common share	$3.68	$3.59	$2.82	$2.56	$2.43
Tangible book value per common share	$3.68	$3.59	$2.82	$2.56	$2.43
Market value per common share	$5.41	$2.89	$3.09	$3.41	$3.47
Average basic common shares	27,211,603	27,098,608	27,082,825	27,082,825	27,082,825
Average diluted common shares	27,211,603	27,098,608	27,082,825	27,082,825	27,082,825
Period end common shares	27,253,825	27,203,825	27,082,825	27,082,825	27,082,825

PERFORMANCE RATIOS
Return on average assets	0.66%	5.75%	1.74%	0.85%	1.20%
Return on average equity	7.50%	76.30%	25.18%	12.59%	18.78%
Net interest margin (fully taxable equivalent)	3.14%	3.26%	4.02%	3.32%	3.32%
Efficiency ratio	80.17%	87.31%	68.83%	90.63%	94.10%
Full-time equivalent employees (period end)	365	365	364	373	382

ASSET QUALITY
Gross charge-offs	$643	$2,485	$615	$899	$3,497
Net charge-offs	$(498)	$2,032	$(341)	$521	$(1,410)
Net charge-offs to average loans (annualized)	-0.19%	0.79%	-0.13%	0.20%	-0.53%
Nonperforming loans	$14,174	$16,003	$17,362	$18,879	$23,494
Other real estate and repossessed assets	$51,615	$51,588	$57,782	$62,046	$66,245
Nonperforming loans to total loans	1.35%	1.52%	1.70%	1.82%	2.22%
Nonperforming assets to total assets	4.36%	4.33%	4.95%	5.33%	5.97%
Allowance for loan losses	$23,487	$23,739	$26,271	$27,180	$29,451
Allowance for loan losses to total loans	2.23%	2.26%	2.58%	2.62%	2.78%
Allowance for loan losses to nonperforming loans	165.70%	148.34%	151.31%	143.97%	125.36%

CAPITAL & LIQUIDITY
Average equity to average assets	8.76%	7.54%	6.90%	6.73%	6.38%
Tier 1 capital to average assets (Consolidated)	10.45%	10.35%	9.53%	9.00%	8.75%
Total capital to risk-weighted assets (Consolidated)	15.35%	14.98%	14.91%	14.18%	13.66%
Tier 1 capital to average assets (Bank)	10.35%	10.28%	9.50%	9.09%	8.87%
Total capital to risk-weighted assets (Bank)	14.98%	14.55%	14.35%	13.57%	13.02%

END OF PERIOD BALANCES
Total portfolio loans	$1,051,009	$1,052,348	$1,019,185	$1,036,965	$1,059,935
Earning assets	1,348,565	1,388,582	1,368,615	1,364,592	1,349,078
Total assets	1,507,438	1,560,718	1,517,117	1,520,335	1,502,994
Deposits	1,231,390	1,286,261	1,244,748	1,235,517	1,214,471
Total shareholders' equity	132,905	130,507	109,431	102,399	98,887

AVERAGE BALANCES
Total portfolio loans	$1,048,984	$1,028,029	$1,028,199	$1,047,248	$1,064,158
Earning assets	1,348,703	1,331,768	1,367,166	1,356,054	1,350,282
Total assets	1,506,722	1,475,895	1,516,374	1,505,217	1,498,015
Deposits	1,232,489	1,222,422	1,245,112	1,222,837	1,205,283
Total shareholders' equity	131,941	111,317	104,609	101,236	95,524